EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of January 1, 2005 (this "Agreement"), is by and between American Home Mortgage Holdings, a Maryland corporation having a place of business at 538 Broadhollow Road, Melville, NY (the "Company"), and Richard Loeffler, [ ] (the "Executive").

      Whereas the Company wishes to assure itself of the services of the Executive, and the Executive desires to be employed by the Company, upon the terms and conditions hereinafter set forth.

      Now, Therefore, the Company and the Executive hereby agree as follows:

      1. Employment. The Company agrees to employ the Executive, and the Executive hereby accepts such employment by the Company during the term set forth in Section 2 and on the other terms and conditions of this Agreement.

      2. Term. The term of this Agreement shall commence as of January 1, 2005, and shall continue until four weeks after the resignation or discharge of the Executive.

      3. Position, Duties and Responsibilities, Rights

      (a) During the term of this Agreement, the Executive shall serve as, and be elected to and hold the office and title of Chief Administrative Officer of the Company. As such, the Executive shall report to the Chief Executive Officer of the Company (the "CEO") or such officer as is designated by the CEO, and shall have all of the powers and duties usually incident to the office of Chief Administrative Officer of the Company. In addition, the Executive shall serve as the Chief Administrative Officer of subsidiaries of the Company if and when requested to do so by the CEO.

      (b) During the term of this Agreement, the Executive agrees to devote substantially all the Executive's time, efforts and skills to the affairs of the Company during the Company's normal business hours, except for vacations, illness and incapacity, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods to (i) manage the Executive's personal investments, (ii) participate in professional, educational, public interest, charitable, civic or community activities, including activities sponsored by trade organizations, and (iii) serve as a director or member of an advisory committee of any corporation not in competition with the Company or any of its subsidiaries, or as an officer, trustee or director of any charitable, educational, philanthropic, civic, social or industry organizations, or as a speaker or arbitrator; provided, however, that the performance of the Executive's duties or responsibilities in any of such capacities does not materially interfere with the regular performance of the Executive's duties and responsibilities hereunder.

      4. Place of Performance. In connection with the Executive's employment by the Company, the Executive shall be based at its principal executive offices which are currently


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located in Melville, NY, and shall not be required to be absent therefrom on travel status or otherwise for more than a reasonable time each year as necessary or appropriate for the performance of the Executive's duties hereunder.

      5. Compensation.

      (a) During the term of this Agreement, the Company shall pay the Executive, and the Executive agrees to accept a base salary at the rate of not less than $600,000.00 per year (the annual base salary as increased from time to time during the term of this Agreement being hereinafter referred to as the "Base Salary"). The Base Salary shall be paid in installments no less frequently than monthly. Any increase in Base Salary or other compensation shall not limit or reduce any other obligation of the Company hereunder, and once established at an increased specified rate, the Executive's Base Salary hereunder shall not thereafter be reduced.

      (b) During the term of this Agreement, the Company shall, after the close of each calendar year, pay the Executive a targeted bonus of 50% of base salary, the amount of which may be greater or lesser as determined by the CEO. The bonus will be comprised of an objective achievement bonus, a management evaluation bonus, and a company performance award. To determine the amount of the objective achievement bonus for a given year, the CEO will consider whether the Executive achieved the objectives set forth in the Executive's business plan for that calendar year. If the CEO determines that all of the objectives were achieved, the CEO will award the Executive an objective achievement bonus. If some, but not all of the objectives were achieved, the CEO will award a lesser objective achievement bonus.

      Commencing for the year beginning January 1, 2005, and for each subsequent year during the term of this agreement, the Company shall pay the Executive, a management evaluation bonus the amount of which will be determined by the CEO. The CEO will determine the actual amount of the management evaluation bonus for a given year based on the CEO's evaluation of the Executive's overall performance during the year.

      Commencing for the year beginning January 1, 2005, and for each subsequent year during the term of this agreement, the Company shall, after the close of each calendar year, pay the Executive a company performance award the amount of which will be determined by the CEO. To determine the amount of the company performance award for a given year, the CEO will consider whether the company achieved the objectives set forth in the Company's business plan for that calendar year. If the CEO determines that all of the objectives were achieved, the CEO will award the Executive a company performance bonus. If some, but not all of the objectives were achieved, the CEO will award a lesser company performance bonus. The bonus for a given year will be paid no later than the last day of February of the succeeding year.

      (c) The Executive will not be entitled to any unpaid bonuses if this Agreement is terminated as described in Section 6. Notwithstanding anything to the contrary, the Executive will not be entitled to any unpaid bonuses if he is no longer an employee of the Company on the bonus payment date.


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      (d) During the term of this Agreement, the Executive shall be entitled to fringe benefits, in each case at least equal to and on the same terms and conditions as those attached to the Executive's office on the date hereof, as the same may be improved from time to time during the term of this Agreement, as well as to reimbursement, upon proper accounting, of all reasonable expenses and disbursements incurred by the Executive in the course of the Executive's duties.

      6. Termination of Employment. The employment created hereby is at will. The Company may terminate this Agreement by discharging the Executive. The Executive may terminate this Agreement by resigning. Discharge or resignation may be for any reason or for no reason. If the company chooses to discharge the Executive, it will deliver a letter of discharge pursuant to the notice provisions of section 10. If the Executive chooses to resign, the Executive will deliver a letter of resignation pursuant to the notice provisions of section 10.

      7. Entire Agreement: Amendment.

      (a) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all other agreements between the parties, their predecessors and affiliates, except as specified in section 5(h), above.

      (b) Any amendment of this Agreement shall not be binding unless in writing and signed by both (i) the CEO and (ii) the Executive.

      9. Enforceability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or enforceability shall not affect the validity or enforceability of any other provision of this Agreement.

      10. Notice. All notices which may be necessary or proper for either the Company or the Executive to give to the other shall be in writing and shall be sent by hand delivery, registered or certified mail, return receipt requested or overnight courier, if to the Executive, to him at [ ] and, if to the Company, to it at its principal executive offices at 538 Broadhollow Road, Melville, NY 11747, Attention: Chief Executive Officer, with a copy to 538 Broadhollow Road, Melville, NY 11747, Attention: General Counsel, and shall be deemed given when sent. Either party may by like notice to the other party change the address at which it is to receive notices hereunder.

      11. Non-Disparagement, Non-Solicitation, Confidential Information. The Company and the Executive agree that neither will disparage the other and that their representatives will not disparage either party hereto. The Executive agrees that for a period of six months following the termination of this Agreement, the Executive will not solicit any employee of the Company to leave the Company or hire any employee of the Company. The Company and the Executive agree to keep the terms of this Agreement confidential except that the Executive may divulge the terms of this Agreement to the Executive's spouse, attorney, financial advisor and accountant provided they agree to keep the terms of this Agreement confidential. The Executive agrees to


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protect, not disclose, and not use for the Executive's benefit any confidential information or trade secrets belonging to the Company, including information regarding proprietary procedures and techniques, accounts, or personnel (excepting information that was already disclosed by the Company or otherwise was made public other than by breach of this Agreement by the Executive). The preceding two sentences shall not apply to disclosures required due to the laws or regulations of governments, or the orders of courts having jurisdiction over the Company and the Executive. This section 11 shall survive the termination of this Agreement.

      12. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND BE ENFORCEABLE IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.


                                    American Home Mortgage Holdings, Inc.


                                    By: /s/ Michael Strauss
                                       -----------------------------------------
                                       Name: Michael Strauss
                                       Title: President


                                       /s/ Richard Loeffler
                                       -----------------------------------------
                                       Richard Loeffler